Exhibit 15.2

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Policy”)

Amended by the Board of Directors on January 26, 2010

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LABOPHARM INC.

(the “Company”)

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services

1.	STATEMENT OF PRINCIPLES

Under the United States Sarbanes-Oxley Act of 2002 (the “Act”) and National Instrument 52-110 (“NI 52-110”) adopted by the Canadian Securities Administrators (“CSA”), the Audit Committee of the Board of Directors is required to pre-approve the audit and non-audit services performed by the independent auditor of the Company and its subsidiaries in order to assure that they do not impair the auditor’s independence from the Company.  To implement these provisions, the United States Securities and Exchange Commission (the “SEC”) and the CSA have issued rules specifying the types of services that an independent auditor may not provide to its audit client, as well as the audit committee’s administration of the engagement of the independent auditor.  Accordingly, the Audit Committee has adopted, and the Board of Directors has ratified, this Pre-Approval Policy for Audit and Non-Audit Services (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved.

The SEC’s rules establish two different approaches to pre-approving services, which the SEC considers to be equally valid.  Proposed services either: (1) may be pre-approved in a reasonably detailed manner and which both ensures the audit committee is informed about each service and does not result in a delegation of the Audit Committee’s authority to management (“pre-approval by policy”); or (2) require the specific pre-approval of the Audit Committee (“specific pre-approval”).  The Audit Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor.  As set forth in this Policy, unless a type of service has received pre-approval by policy, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor.  Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee.

For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence.  The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality.  All such factors will be considered as a whole, and no one factor should necessarily be determinative.

The Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as “All Other” services.

The term of any pre-approval by policy is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise.  The Audit Committee will periodically review and pre-approve the services that may be provided by the independent auditor without obtaining an additional specific pre-approval from the Audit Committee.

The purpose of this Policy is to set forth the procedures by which the Audit Committee intends to fulfill its responsibilities.  It does not delegate the Audit Committee’s responsibilities to pre-approve services performed by the independent auditor to management.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

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2.	DELEGATION

As provided in the Act, the SEC’s rules and NI 52-110, the Audit Committee may delegate pre-approval authority to one or more of its members.  A member to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.  The Audit Committee hereby delegates such pre-approval authority to each member of the Audit Committee.

3.	AUDIT SERVICES

The annual Audit services engagement terms and fees will be subject to the pre-approval of the Audit Committee.  Audit services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements.  These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly review.  Audit services also include the attestation engagement for the independent auditor’s report on management’s report on internal controls for financial reporting, effective for the fiscal year ending December 31, 2005.  The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval to other Audit services, which are those services that only the independent auditor reasonably can provide, provided that such pre-approval is reasonably detailed, provides for the Audit Committee to be informed about each service, and does not result in the delegation to management of the Audit Committee’s authority.  Other Audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

4.	AUDIT-RELATED SERVICES

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor.  Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant pre-approval to Audit-related services provided that such pre-approval is reasonably detailed, provides for the Audit Committee to be informed about each service, and does not result in the delegation to management of the Audit Committee’s authority.  Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

5.	TAX SERVICES

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services.  Hence, the Audit Committee believes it may grant pre-approval to those Tax services, including international, federal and state income tax planning consultations and compliance services, which have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence.  The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in applicable tax codes and related regulations.  At its discretion, the Audit Committee may consult with the Chief Financial Officer or outside counsel to determine that the tax planning and reporting positions are consistent with this policy.  The Audit Committee will ensure that any such pre-approval by policy is reasonably detailed, results in the Audit Committee being informed about each service and does not result in a delegation to management of the Audit Committee’s authority.

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6.	ALL OTHER SERVICES

The Audit Committee believes, based on the SEC’s and CSA’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted.  Accordingly, the Audit Committee believes it may grant pre-approval by policy to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s and CSA’s rules on auditor independence.  The Audit Committee will ensure that any such pre-approval by policy is reasonably detailed, results in the Audit Committee being informed about each service and does not result in a delegation to management of the Audit Committee’s authority.

A list of the non-audit services that may not be provided by the independent auditor under the United States Securities Exchange Act of 1934, as amended, or the rules of the SEC is attached to this policy as Exhibit 1.  The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

7.	PRE-APPROVAL FEE LEVELS OR BUDGETED AMOUNTS

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be established periodically by the Audit Committee.  Any proposed services exceeding these levels or amounts will require specific pre-approval by the Audit Committee.  The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services.  For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services, and the total amount of fees for services classified as All Other services.

8.	SUPPORTING DOCUMENTATION

With respect to each service pre-approved under this Policy, the independent auditor will provide before such service is approved by the Audit Committee back-up documentation to the Audit Committee regarding the specific services pre-approved under this Policy.

9.	PROCEDURES

On an annual basis, the Audit Committee will review and pre-approve by policy a listing of services that for the purposes of the Act may be deemed to be “non-audit services”, with such services to be provided by the independent auditor without obtaining additional specific pre-approvals from the Audit Committee.  Any such pre-approval by policy shall be reasonably detailed and may be subject to fee levels for specific categories of services.  Prior to receiving services to be provided by the independent auditor, the Chief Financial Officer or Controller must determine whether such services are included within the list of services that have received the pre-approval by policy or specific pre-approval of the Audit Committee.  The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that have not been pre-approved by policy or specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer or Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

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The Audit Committee has designated the Chief Financial Officer and Controller to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this policy.  The Chief Financial Officer or Controller will report to the Audit Committee on a periodic basis on the results of this monitoring.  The Chief Financial Officer, Controller and management will immediately report to the chairman of the Audit Committee any breach of this policy that comes to the attention of the Chief Financial Officer, Controller or any member of management.  The directives in the paragraph do not delegate any required duties or authority of the Audit Committee to management or relieve the Audit Committee from any of its responsibilities under the Securities Exchange Act of 1934, as amended, the rules of the Securities and Exchange Commission and of the CSA.

10.	ADDITIONAL REQUIREMENTS

The Audit Committee has determined to take additional measures on a periodic basis (but at least annually) to meet its responsibility to oversee the work of the independent auditor and to assure the auditor’s independence from the Company, such as discussing with the independent auditor its methods and procedures for ensuring independence.

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Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing services;

•	Management functions;

•	Human resources;

•	Broker-dealer, investment adviser or investment banking services;

•	Legal services;

•	Expert services unrelated to the audit; and

•	Any other service that the United States Public Company Accounting Oversight Board determines, by regulation, is impermissible.

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